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                                   EXHIBIT 11
                                   ----------

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                          Years Ended March 31,
                                         -----------------------
                                         1999      1998     1997
                                         ----      ----     ----

Weighted average number
  of common shares outstanding used
  in basic EPS calculation               209,786  212,602  215,491

Add common stock equivalents
  for shares issuable under
  Stock Option Plans                       3,566    1,026     -
                                         -------  -------  -------

Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                      213,352  213,628  215,491
                                         =======  =======  =======

Net income                              $157,364  142,177   73,949
Basic earnings per share                $    .75      .67      .34
Diluted earnings per share              $    .74      .67      .34
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